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Exhibit 21.1

HEMISPHERE MEDIA GROUP, INC.
LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
HMTV, LLC	Delaware
Hemisphere Media Holdings, LLC[1]	Delaware
WAPA Holdings, LLC (f/k/a InterMedia Español Holdings, LLC)[2]	Delaware
Cine Latino, Inc.[2]	Delaware
HMTV Cable, Inc.[2]	Delaware
WAPA America Inc.[3]	Delaware
InterMedia Español, Inc.[3]	Delaware
Televicentro of Puerto Rico, LLC[4]	Delaware
HMTV Pasiones US, LLC[5]	Delaware
HMTV Pasiones LatAm, LLC[5]	Delaware
HMTV Pasiones LatAm II, LLC[5]	Delaware
HMTV Centroamerica TV, LLC[5]	Delaware
HMTV TV Dominicana, LLC[5]	Delaware

Subsidiary of HMTV, LLC

Subsidiary of Hemisphere Media Holdings, LLC

3
Subsidiary of WAPA Holdings, LLC

4
Subsidiary of InterMedia Español, Inc.

Subsidiary of HMTV Cable, Inc.

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  Exhibit 21.1